                                                                     EXHIBIT 2.1



                            ASSET PURCHASE AGREEMENT

                                  by and among


                    SCI ACQUISITION I, LTD. (as Purchaser),



                SCOTTSDALE CULINARY INSTITUTE, INC. (as Seller),

                                      and

              THE FRANK G. and ELIZABETH S. LEITE REVOCABLE TRUST

                             DATED APRIL 14, 1992,

     FRANK G. LEITE and ELIZABETH S. LEITE (collectively, as Stockholders)


                              Dated: July 1, 1998

                               TABLE OF CONTENTS

                                                                                       PAGE
1.   CERTAIN DEFINITIONS ............................................................     1

2.   PURCHASE AND SALE OF ASSETS; ASSUMED LIABILITIES ...............................     1
     2.1.   Purchase and Sale of Assets .............................................     1
     2.2.   Determination and Adjustment of the Threshold Amount ....................     2
     2.3.   Assumed Liabilities .....................................................     3
     2.4.   Retention of Cash and Payment of Operating Expenses Prior to Closing ....     4
     2.5.   Purchase Price ..........................................................     4
     2.6.   Closing .................................................................     5
     2.7.   Participation of Seller's Employees in Purchaser's 401(k) Plan ..........     5

3.   CLOSING DELIVERIES TO PURCHASER ................................................     5
     3.1.   Deliveries to Purchaser .................................................     5
     3.2.   Closing Deliveries to Seller and Stockholders ...........................     7
     3.3.   Further Assurances ......................................................     8

4.   REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDERS ......................     8
     4.1.   Organization and Corporate Power ........................................     9
     4.2.   Ownership of Seller and the Assets ......................................     9
     4.3.   Capacity; Authorization; Binding Effect, Etc. ...........................     9
     4.4.   No Conflicts, Etc. ......................................................    10
     4.5.   Subsidiaries; Investments ...............................................    10
     4.6.   School Records ..........................................................    10
     4.7.   Compliance with Laws; Licenses and Permits ..............................    10
     4.8.   Recruitment; Admissions Procedures; Attendance; Reports .................    12
     4.9.   Cohort Default Rate .....................................................    13
     4.10.  Real Property Assets; Other Assets ......................................    13
     4.11.  Material Miscellaneous Contracts ........................................    14
     4.12.  Tradename; Confidential Information .....................................    14
     4.13.  Financial Statements; Indebtedness and Other Liabilities ................    15
     4.14.  Receivables .............................................................    16
     4.15.  Inventories .............................................................    16
     4.16.  Bank Accounts ...........................................................    16
     4.17.  Litigation, Etc. ........................................................    17
     4.18.  Insurance ...............................................................    17
     4.19.  Environmental Matters ...................................................    17
     4.20.  Employee Benefit Plans ..................................................    18
     4.21.  Employment Matters ......................................................    18
     4.22.  Labor Relations; Compliance .............................................    19
     4.23.  Tax Matters .............................................................    20
     4.24.  Brokerage ...............................................................    20
     4.25.  Affiliate Transactions ..................................................    20
     4.26.  Absence of Certain Changes ..............................................    20
     4.27.  Solvency ................................................................    21
     4.28.  Accrediting Body Approvals ..............................................    21
     4.29.  Delivery of Documents ...................................................    22

     4.30.  Disclosure ..............................................................    22

5.   REPRESENTATIONS AND WARRANTIES OF PURCHASER ....................................    22
     5.1.   Organization and Corporate Power ........................................    22
     5.2.   Capacity; Authorization, Binding Effect, Etc. ...........................    22
     5.3.   No Conflicts, Etc. ......................................................    23
     5.4.   Litigation ..............................................................    23
     5.5.   Brokerage ...............................................................    23
     5.6.   Accrediting Body Approvals ..............................................    23
     5.7.   Disclosure ..............................................................    24

6.   NONCOMPETITION; NON-SOLICITATION; CONFIDENTIAL INFORMATION; EXCLUSIVE DEALING ..    24
     6.1.   Noncompetition Agreement ................................................    24
     6.2.   Non-Solicitation Agreement ..............................................    24
     6.3.   Confidential Information ................................................    24
     6.4.   Scope of Restriction ....................................................    25
     6.5.   Remedies ................................................................    25
     6.6.   Termination Upon Recission ..............................................    26
     6.7.   Cooperation Pending Closing .............................................    26
     6.8.   Exclusive Dealing .......................................................    26
     6.9.   Consulting by Stockholders following Closing ............................    26

7.   CONDITIONS TO PURCHASER'S OBLIGATIONS ..........................................    27
     7.1.   Due Diligence Review ....................................................    27
     7.2.   Financing ...............................................................    27
     7.3.   Truth of Representations and Warranties .................................    27
     7.4.   Performance of Agreements ...............................................    27
     7.5.   No Material Adverse Change ..............................................    27
     7.6.   Litigation ..............................................................    27
     7.7.   Governmental Approval ...................................................    28
     7.8.   Board of Directors' Approval ............................................    28
     7.9.   Proceedings .............................................................    28
     7.10.  Schedules to Agreement ..................................................    28

8.   CONDITIONS TO SELLER'S OBLIGATIONS .............................................    28
     8.1.   Truth of Representations and Warranties .................................    28
     8.2.   Performance of Agreements ...............................................    29
     8.3.   Governmental Approval ...................................................    29
     8.4.   Litigation ..............................................................    29
     8.5.   Proceedings .............................................................    29

9.   INDEMNIFICATION ................................................................    29
     9.1.   Survival of Representations, Warranties, Covenants and Agreements .......    29
     9.2.   Indemnification by Seller and Stockholders ..............................    29
     9.3.   Indemnification and Payment of Indemnifiable Losses by Purchaser ........    30
     9.4.   Limitations on Indemnification ..........................................    31
     9.5.   Procedures ..............................................................    31
     9.6.   Prevailing Party to be Awarded Legal Fees ...............................    32
     9.7.   Offset ..................................................................    32

10.  RESCISSION OF TRANSACTIONS .....................................................    32

11.  MISCELLANEOUS ..................................................................    33
     11.1.  Expenses ................................................................    33
     11.2.  Exclusive Remedies ......................................................    33
     11.3.  Successors and Assigns ..................................................    33
     11.4.  Severability ............................................................    34
     11.5.  Counterparts ............................................................    34
     11.6.  Descriptive Headings; Interpretation ....................................    34
     11.7.  Governing Laws ..........................................................    34
     11.8.  Consent to Jurisdiction and Service of Process ..........................    34
     11.9.  Waiver of Jury Trial ....................................................    35
     11.10. Notices .................................................................    35
     11.11. Publicity ...............................................................    36
     11.12. Entire Agreement ........................................................    37

                            ASSET PURCHASE AGREEMENT


          THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of July 1, 1998 by and among Scottsdale Culinary Institute, Inc., an Arizona corporation ("Seller"), The Frank G. and Elizabeth S. Leite Revocable Trust dated April 14, 1992 (the "Trust"), Frank G. Leite and Elizabeth S. Leite, (collectively, the "Leites"), and SCI Acquisition I, Ltd., a Delaware corporation ("Purchaser"). Purchaser is a wholly-owned subsidiary of Career Education Corporation, a Delaware corporation ("CEC"). The Trust and the Leites are collectively referred to herein as the "Stockholders".

                                   BACKGROUND

          Seller is engaged in the operation of a private, post-secondary culinary school located in Scottsdale, Arizona (the "School"). Purchaser has been organized for the purpose of acquiring the assets, properties, business and goodwill of Seller and assuming certain liabilities in connection therewith.
The Trust owns all of the outstanding capital stock of Seller and the Leites are the sole beneficiaries and trustees of the Trust. The Leites are also the principal executive officers of Seller. Subject to the terms and conditions set forth herein, the Stockholders have agreed to cause Seller to sell the School to Purchaser and to indemnify Purchaser with respect to the representations, warranties, covenants and agreements of Seller contained in this Agreement.

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

          1.  Certain Definitions.

          Except as otherwise indicated, capitalized terms used herein are defined in Appendix A attached hereto.

          2.  Purchase and Sale of Assets; Assumed Liabilities.

          2.1.  Purchase and Sale of Assets.

          Seller agrees to sell, transfer and convey to Purchaser at Closing all of Seller's assets, properties and business, tangible and intangible, including, without limitation, cash in an amount sufficient to satisfy the requirements of
Section 2.2(a) with respect to the Threshold Amount, deposits (including Student Deposits), tuition receivable and accounts receivable, notes receivable, prepaid expenses, leasehold improvements, furniture, fixtures, equipment, personal property, inventory, supplies, licenses, memberships, rights, franchises (including, without limitation, all licenses, Accreditations, program participation agreements and other approvals from any Accrediting Body, and any other Governmental Authority from which approval is necessary for the operation of the School to the extent the same are transferable to Purchaser), those contracts and agreements included in Assumed Liabilities, Seller's corporate name, tradenames (including the School's name), trademarks, servicemarks, copyrights, know-how, Curricula, trade secrets, goodwill, and operating books and records, other than Excluded Assets (collectively, the "Assets"), free and clear of all Encumbrances other than Assumed Liabilities. "Excluded Assets" means cash (other than cash to the extent necessary to satisfy the requirements of Section 2.3 with respect to the Threshold Amount), marketable securities, all assets subject to capitalized leases which are not being assumed by Purchaser pursuant to Section 2.3 hereof, and books and records not required in connection with the operation of the School. Purchaser agrees, on the terms and conditions set forth in this Agreement, to purchase from Seller at the Closing, the Assets, free and clear of all Encumbrances other than Assumed Liabilities.

          2.2.  Determination and Adjustment of the Threshold Amount.

          (a) Seller agrees that at Closing the Assets shall include an aggregate amount of Current Assets (the "Threshold Amount") sufficient to meet all generally applicable financial requirements and ratios of the DOE, applicable state educational regulators and any other applicable Accrediting Bodies with respect to the School as of the Closing Date, including without limitation those requirements specified on Schedule 2.2(a) attached hereto. Without limitation of the foregoing, Current Assets included in the Threshold Amount shall include an amount cash, cash equivalents and current accounts receivable such that the ratio of such Current Assets to current liabilities of the School as determined in accordance with 34 C.F.R. 668.15(b)(7) (1997) shall be equal or greater than 1.0:1. Such amounts shall be determined and such requirements and ratios calculated based upon the Final Balance Sheet. If the Final Balance Sheet reflects a shortfall in the amount of Current Assets beneath the amount of Current Assets required to meet the Threshold Amount as of the Closing Date, then the Purchase Price shall be reduced dollar for dollar by an amount equal to such shortfall below the Threshold Amount, and the amount of such shortfall shall be offset against payments due from Purchaser pursuant to the Seller Note. In the event such shortfall is greater than the amount of Purchaser's obligations pursuant to the Seller Note available for offset, Seller shall promptly pay to Purchaser the difference between the total amount of such shortfall and the amount available for offset against the Seller Note. If the Final Balance Sheet reflects an excess in the actual amount of Current Assets over the amount of Current Assets required to meet the Threshold Amount, then the Purchase Price shall be increased dollar for dollar by an amount equal to such excess above the Threshold Amount, and Purchaser shall promptly pay to Seller the amount of such adjustment to the Purchase Price.

          (b) As soon as possible following the Closing, and in any event not later than sixty (60) days after the Closing Date, Purchaser shall at its expense cause Arthur Andersen, L.L.P. to complete an audit consistent with GAAP of the Estimated Closing Balance Sheet of the School delivered by Seller pursuant to Section 3.1(h). Purchaser shall deliver to Seller a copy of such audited balance sheet, along with a calculation of the Threshold Amount, and the shortfall or excess, if any, of Current Assets below or above such amount, within such sixty (60) day period. Such audited balance sheet shall be deemed to have been accepted by, and be binding upon, Seller if Seller fails to deliver written objections to Purchaser with ten (10) business days after the receipt of such audited balance sheet, and shall then be deemed to be the "Final Balance Sheet." If Seller objects to such audited balance sheet and such objections are not resolved to Seller's satisfaction within ten (10) business days after delivery of such written objections, then a nationally recognized certified public accounting firm not otherwise engaged by either Seller or Purchaser or their Affiliates and mutually selected by Seller and Purchaser (the "Independent Auditor"), shall review such audited balance sheet and all related work papers. Such review shall be completed by the Independent Auditor within ten (10) business days following its engagement. The determinations of the Independent Auditor shall then be incorporated into the audited balance sheet, and such revised balance sheet shall be deemed to be the "Final Balance Sheet", which shall be final and binding upon all parties. The costs of the engagement of the Independent Auditor shall be borne by Seller, unless the results of the Independent Auditor's determination result in an adjustment in Seller's favor of at least $50,000, in which event the costs of the engagement of the Independent Auditor shall be borne by Purchaser.

          (c) Notwithstanding anything herein to the contrary, Purchaser shall not be required to pay any portion of the Deferred Payment evidenced pursuant to the Seller Note until any and all disputes pursuant to this
     Section 2.2 are resolved.

          2.3.  Assumed Liabilities.

          (a) Purchaser agrees to assume at Closing the following, and only the following, liabilities and obligations of Seller (the "Assumed Liabilities"): (i) obligations in respect of Prepaid Tuition in the amount taken into account in calculation of the Threshold Amount, (ii) Seller's obligations under the operating leases and other agreements (but not capital leases or the Lease) reflected on the Schedules to this Agreement and entered into in the ordinary course of Seller's business to the extent, in each case, that such obligations are not in default, (iii) Seller's obligations under capital leases set forth on Schedule 2.3(a) attached hereto to the extent, in each case, that such obligations are not in default, (iv) all then current accounts payable with third party vendors that are not Affiliates representing operating expenses or purchases incurred or made in the ordinary course of Seller's business, on customary terms and at levels consistent with the School's then current volume of business and prior experience, but in no event more than thirty (30) days past due, to the extent in the amount taken into account in calculation of the Threshold Amount.

          (b) Except as expressly set forth in Section 2.3(a), Assumed Liabilities shall not include any liability of Seller or Stockholders not expressly assumed hereunder. It is expressly acknowledged that pursuant to the foregoing, and without limitation thereof, Purchaser shall not assume and shall not be responsible for any obligations or liabilities in respect of (i) any pending or threatened Proceeding affecting Seller, (ii) Plans of Seller, or (iii) financial aid irregularities relating to operation of the School by Seller, including without limitation any audit review disallowances, improperly disbursed student assistance program funds or similar determinations or actions occurring prior to the Closing Date ("Pre-Closing Financial Aid Irregularities"), or the costs of audits or other investigations which disclose Pre-Closing Financial Aid Irregularities, whether such audit or investigation is in progress as of the Closing Date or commences after the Closing Date.

          2.4. Retention of Cash and Payment of Operating Expenses Prior to Closing.

          Seller and Stockholders have agreed and hereby represent and warrant that as of the date of this Agreement, Seller has cash reserves in an amount sufficient to permit Seller to pay all its operating expenses currently outstanding or reasonably anticipated to be incurred prior to the Closing (including without limitation payroll expenses, payroll taxes and other employee related expenses incurred in the ordinary course of business), and to satisfy at Closing the requirements of Section 2.2(a) with respect to the Threshold Amount. Seller and Stockholders hereby further agree and covenant that pending the Closing, Seller shall continue to maintain cash reserves in an amount sufficient to pay all such operating expenses and satisfy the requirements of Section 2.2(a) at Closing. On or immediately prior to the Closing Date, Seller shall pay or cause to be paid all accrued but unpaid payroll, payroll taxes and other employee-related expenses and liabilities incurred in the ordinary course of Seller's business prior to Closing, and at Closing shall provide Purchaser with evidence satisfactory to Purchaser that such expenses and liabilities have been paid.

          2.5.  Purchase Price.

          In full consideration for the sale of the Assets to Purchaser, and in addition to the assumption of the Assumed Liabilities and the payments to be made under the agreements described in Section 2.7, Purchaser agrees to pay to Seller the following (the "Purchase Price"):

          (a)  $500,000 (the "Closing Payment") in cash payable at Closing.

          (b) $9,000,000 (the "Deferred Payment"), evidenced by, and payable in accordance with, Purchaser's Note (the "Seller Note") in substantially the form of Exhibit A attached hereto. The Seller Note shall be due payable in full upon the later to occur of (i) determination of the Final Balance Sheet in accordance with Section 2.2(b) and (ii) twenty-one (21) days following delivery to Purchaser of a DOE Approval Notice in accordance with the requirements of this Agreement. The Seller Note shall not bear interest for a period of ninety (90) days following the Closing Date, but shall bear interest from and after such ninety (90) day period at a rate of seven percent (7%) in accordance with the terms of the Seller Note. Purchaser's obligation to make the Deferred Payment shall be guaranteed at the Closing by CEC pursuant to a guaranty (the "Guaranty") in substantially the form of Exhibit B attached hereto. Purchaser's obligation to make the Deferred Payment shall also be secured by a letter of credit in the amount of $9,000,000 issued by LaSalle National Bank at the Closing in favor of Seller (the "Letter of Credit"), the specific terms and conditions of which shall be negotiated in good faith by the parties prior to the Closing.

          2.6.  Closing.

          The purchase and sale of the Assets and the consummation of the other actions contemplated by this Agreement to occur in connection therewith (the "Closing") shall take place at the offices of Hammond, Travers & Tuttle, P.C., 6263 North Scottsdale Road, Suite 250, Scottsdale, Arizona 85250-5402, on July 30, 1998, or such other date to which the parties hereto shall mutually agree in writing.

          2.7.  Participation of Seller's Employees in Purchaser's 401(k) Plan.

          Purchaser hereby agrees, and Seller hereby acknowledges, that following the Closing (and subject to the requirements of applicable law), employees of the Company hired by Purchaser may commence participation in the Career Education Corporation 401(k) Plan in accordance with the terms and conditions thereof or at such earlier time as may be specifically authorized by resolution of the Board of Directors of Purchaser.

          3.   Closing Deliveries to Purchaser.

          3.1.  Deliveries to Purchaser.

          Seller and the Stockholders agree to deliver to Purchaser at or before the Closing each of the following, each of which constitutes a condition to Purchaser's obligation to consummate the purchase of the Assets:

          (a) Bills of Sale and Assignments. Bills of sale, assignments and other documents of conveyance or transfer of title (including without limitation, separate assignment agreements for the Trademarks), all in form satisfactory to Purchaser's counsel, executed by Seller;

          (b) Certificate of Seller's Secretary. A certificate signed by the secretary, or an assistant secretary, of Seller certifying appropriate authorizing resolutions of Seller's Board of Directors and Stockholders, the incumbency of Seller's officers and the good standing of Seller under the laws of the states of Arizona and each other jurisdiction where Seller is qualified to do business, if any;

          (c) Certificate of Trustees of The Trust. A certificate signed by the Leites in their capacity as trustees of the Trust, certifying the authority and authorization of the Trust to consummate the transactions contemplated hereby;

          (d) Closing Certificate. A certificate executed by Seller and Stockholders satisfying the requirements of Section 7.3, Section 7.4 and
     Section 7.5 hereof;

          (e) Legal Opinion. A legal opinion of Seller's counsel, H. Whitfield Crail, Esq., in substantially the form of Exhibit C attached hereto, addressed to Purchaser;

          (f) Consents. Evidence satisfactory to Purchaser's counsel that those consents of Governmental Authorities, Accrediting Bodies and other third parties listed in Schedule 3.1(f) attached hereto, which are required by Purchaser to be obtained by Seller prior to Closing, have been obtained;

          (g) Files and Documents. All keys and other items necessary to deliver possession to Purchaser of the Assets and full access to the Facilities including all files, records, data and documents relating to the School, the Assets and the Assumed Liabilities;

          (h) Closing Financial Information. An estimated balance sheet of Seller as of the Closing Date, accompanied by schedules in reasonable detail showing cash balances in all bank accounts of Seller and all outstanding accounts payable as of the date of this Agreement (the "Estimated Closing Balance Sheet");

          (i) Bank Account Letters. Letters executed by appropriate officers of Seller addressed to each bank or other financial institution in which Seller maintains an account, directing the assignment of such account to Purchaser;

     (j)  [Intentionally omitted.]

          (k) Satisfaction of Payroll Liabilities. Evidence of satisfaction of payroll and related liabilities in accordance with Section 2.4;

          (l) Payoff Letters. Payoff letters and other evidence of termination and release of any Encumbrances affecting the Assets arising out of obligations of Seller to be satisfied by Seller in connection with the Closing, in form and substance reasonably acceptable to Purchaser, together with appropriately executed UCC termination statements for all Encumbrances of record in respect thereof, if any;

          (m) New Lease. A new lease for the Leased Facility in substantially the form of Exhibit D attached hereto (the "New Lease"), executed by Leite, L.L.C., an Arizona limited liability company, as lessor, together with evidence of termination of the Lease as of the Closing Date, together with an appropriate memorandum of lease and such other documents as are required to be delivered by Leite, L.L.C. at the Closing under the New Lease; and

          (n) Other Documents. Such other documents relating to the transactions contemplated by this Agreement as Purchaser or its counsel may reasonably request, including without limitation, documents specified on the Closing Checklist in the form of Exhibit E attached hereto.

          3.2.  Closing Deliveries to Seller and Stockholders.

          Purchaser agrees to deliver to Seller and Stockholders, at or before the Closing, each of the following, each of which constitutes a condition to Seller's obligation to consummate of the sale of the Assets:

          (a) Assumption Documents. Agreements and other documents satisfactory to Seller's counsel evidencing Purchaser's assumption of the Assumed Liabilities;

          (b) Closing Payment. The Closing Payment required by Section 2.5(a), in immediately available funds;

          (c)  Seller Note.  The Seller Note, executed by Purchaser;

          (d)  Guaranty.  The Guaranty, executed by CEC;

          (e)  Letter of Credit.  The Letter of Credit;

          (f) Certificate of Purchaser's Secretary. A certificate signed by the secretary, or an assistant secretary, of Purchaser certifying appropriate authorizing resolutions of Purchaser's Board of Directors, the incumbency of

     Purchaser's officers and the good standing of Purchaser in the states of Delaware and Arizona;

          (g) Closing Certificate. A certificate executed by Purchaser satisfying the requirements of Section 8.1 and Section 8.2 hereof;

          (h) Legal Opinion. A legal opinion of counsel for Purchaser, Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd., in substantially the form of Exhibit F attached hereto;

          (i) State License. Approval for the issuance of a license for Purchaser to operate the School from the Arizona State Board of Private Post-Secondary Education;

          (j) New Lease. The New Lease, executed by Purchaser, as lessee, together with an appropriate guaranty of the New Lease executed by CEC and such other documents as are required to be delivered by Purchaser at the Closing under the New Lease; and

          (k) Other Documents. Such other documents relating to the transactions contemplated by this Agreement as Seller or Stockholders or their counsel may reasonably request, including without limitation, documents specified on the Closing Checklist in the form of Exhibit E attached hereto.

          3.3.  Further Assurances.

          On or after the date of the Closing, and without further consideration, Seller and Stockholders shall, from time to time at Purchaser's request, execute and deliver to Purchaser such further instruments of conveyance, assignment and transfer and shall take, or cause to be taken, such other actions as Purchaser may reasonably request for the more effective conveyance, assignment and transfer to Purchaser of the Assets, and Seller and Stockholders shall lend its and their reasonable assistance to Purchaser in the reduction to possession of the Assets, in the exercise of rights with respect thereto and otherwise in the carrying out of the intentions and purposes of this Agreement. Purchaser shall reimburse Seller and Stockholders, as applicable, for all reasonable out-of-pocket expenses incurred in connection with the foregoing.

          4.  Representations and Warranties of Seller and Stockholders.

          As a material inducement to Purchaser to enter into this Agreement and to purchase the Assets and assume the Assumed Liabilities, Seller and Stockholders hereby jointly and severally represent and warrant that:

          4.1.  Organization and Corporate Power.

          Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and is qualified to do business as a foreign corporation and in good standing in all other states in which the nature of Seller's operations require it so qualify, except where failure to so qualify would not have a material adverse effect on Seller's business or operations. Seller has all requisite power and authority to own and operate its properties, to carry on its business as now conducted, to execute and deliver this Agreement and all agreements contemplated hereby to be executed and delivered by Seller, and to consummate the transactions contemplated hereby. Seller is not, and has never been, engaged in any business other than the operation of the School and activities directly related thereto. The copies of Seller's corporate charter and by-laws which have been furnished to Purchaser reflect all amendments made thereto at any time prior to the date of this Agreement and are true, correct and complete.

          4.2.  Ownership of Seller and the Assets.

          Stockholders own all of the issued and outstanding capital stock of Seller. No other Person has any right, option, warrant, subscription or other arrangement to purchase any of Stockholders' shares of capital stock of Seller, or to acquire any shares of capital stock, whether newly-issued or otherwise, or other equity interest, from Seller. None of Seller, the Stockholders or any other Person are party to any agreement or proxy with respect to the voting or restricting the transfer of shares of the capital stock of Seller or with respect to any other aspect of Seller's affairs. No other Person has any right, option or other arrangement to acquire the Assets or the School.

          4.3.  Capacity; Authorization; Binding Effect, Etc.

          Seller and each Stockholder has the unrestricted and absolute power and legal capacity to execute, deliver and perform this Agreement and each other document being executed pursuant hereto to which it, he or she is a party and to transfer, convey and deliver such of the Assets as such transferor has agreed herein to transfer, free and clear of all Encumbrances. The execution, delivery and performance of this Agreement and all other documents and agreements contemplated hereby to be executed by Seller have been or prior to the Closing will be duly authorized by all requisite corporate action on the part of Seller. This Agreement has been, and upon execution and delivery each other document and agreement to be executed and delivered by Seller and Stockholders pursuant hereto will have been, duly executed and delivered by Seller and Stockholders, as applicable, and (assuming the due authorization, execution and delivery hereof and thereof by Purchaser), this Agreement is, and each such other document and agreement will be, a valid and binding obligation of Seller and Stockholders, as applicable, enforceable against each such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          4.4.  No Conflicts, Etc.

          Except as set forth in Schedule 4.4, the execution, delivery and performance of this Agreement and each other document being executed by Seller or Stockholders, or both, in connection herewith, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) contravene, conflict with, or result in a violation of (i) any provision of the articles of incorporation or bylaws of Seller, or (ii) any resolution adopted by the board of directors or the stockholders of Seller; (b) contravene, conflict with or violate any Legal Requirement applicable to the School or the Assets, or to Seller or Stockholders; (c) with or without the giving of notice or the passage of time, or both, conflict with or result in the breach or termination, of, or default under, any provision of the articles of incorporation or bylaws of Seller, or any material instrument, license, permit, authorization, agreement or commitment to which the School, the Assets or Seller are a party or by which any of their assets, including without limitation the Assets, or properties are bound; (d) constitute a violation of any order, judgment or decree to which Seller or either Stockholder is a party or by which any of their assets or properties is bound; (e) other than as contemplated by Schedule 3.1(e) require any approval of, or filing or registration with, or consent from any Governmental Authority, Accrediting Body or other Person that is required to be obtained or made by the School or Seller; or (f) cause Purchaser to become subject to, or liable for the payment of, any Taxes outside of the ordinary course of business relating to periods prior to the Closing Date, or transfer taxes under state or local Arizona law attributable to purchase of the Assets.

          4.5.  Subsidiaries; Investments.

          Seller has no Subsidiaries and has never had any Subsidiaries. Seller does not maintain and has not during the five (5) years prior to the date hereof maintained any Investment in any Person.

          4.6.  School Records.

          The records included in the Assets are true and correct, and have been maintained in accordance with sound business practices, except where failure to so maintain such records would not have a material adverse effect upon the School. The School has maintained all of its accounting books and records in accordance with applicable Legal Requirements and GAAP, except where failure to so maintain such books and records would not have a material adverse effect upon the School.

          4.7.  Compliance with Laws; Licenses and Permits.

          (a) Neither Seller nor the School is in violation of any Legal Requirement which violation might reasonably be expected to have a material adverse effect upon the financial condition, operating results, Accreditation or business of Seller or the School, and neither Seller or the School has received notice of any such violation. Seller and the School have filed all reports and returns required to be filed by them on or prior to the date hereof with Governmental Authorities and Accrediting Bodies.

          (b) Seller and the School currently maintain all licenses, Accreditations, certificates, permits, consents, authorizations, and other governmental or regulatory approvals (the "Licenses and Permits") necessary to conduct the business and operations of Seller and the School as presently being conducted, except where the failure to maintain any such Licenses and Permits would not have a material adverse effect on the operations or financial condition of Seller or the School. Schedule 4.8(b) attached hereto is a true, correct and complete list of all Licenses and Permits of Seller and the School. No application made by Seller or the School for any License or Permit during the last five (5) years has been denied. The Licenses and Permits are in full force and effect, and no proceedings for the suspension or cancellation of any of them is pending or, to the Best of Seller's Knowledge, threatened. Seller has delivered to Purchaser copies of all such Licenses and Permits. Neither Seller or the School has received notice that any of the Licenses and Permits will not be renewed and to the Best of Seller's Knowledge, there is no basis for nonrenewal.

          (c) As of the date hereof, the School does not have more than eighty-five percent (85%) of its revenues pursuant to Title IV Programs or derived from Title IV funds as determined in accordance with 34 C.F.R. (S) 600.5(d), and at no time during the past five (5) years have more than eighty-five percent (85%) of the revenues of the School been pursuant to Title IV programs or derived from Title IV funds.

          (d) The School has all Accreditations from Accrediting Bodies required to conduct the business of the School as presently conducted, is accredited by and is certified by the DOE as an eligible institution under Title IV and is a party to, and in compliance with, a valid program participation agreement with the DOE with respect to the operations of the School. Without limitation of the foregoing, Seller has all Accreditations required to be issued by the Arizona State Board for Private, Postsecondary Education necessary to operate the School as presently operated in accordance with applicable Legal Requirements. Neither the School or Seller has received any notice, not previously resolved, with respect to any alleged violation of the rules or regulations of the DOE, other Governmental Authority or any applicable Accrediting Body in respect of the School, including sales and marketing activities, or the terms of any program participation agreement to which it is or was a party. If any such notices have been received and not resolved, Seller has disclosed their receipt and disposition to Purchaser in writing prior to the execution of this Agreement. Except as set forth on Schedule 4.7(d) attached hereto, Seller is not aware of any investigation or review of Seller's and the School's student financial aid programs or any review of Accreditation of the School by any Governmental Authority or Accrediting Body.

          4.8.  Recruitment; Admissions Procedures; Attendance; Reports.

          (a) Schedule 4.8 attached hereto is a complete list of all policy manuals and other statements of procedures or instruction relating to (a) recruitment of students for the School, including procedures for assisting in the application by prospective students for direct or indirect state or federal financial assistance; (b) admissions procedures, including any descriptions of procedures for insuring compliance with federal, state and Accrediting Body requirements applicable to such procedures; and (c) procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course performance requirements and completion (collectively, the "Policy Guidelines"). Seller has delivered to Purchaser true, correct and complete copies of all Policy Guidelines.

          (b) The operations of Seller and the School have, in all material respects, been conducted in accordance with the Policy Guidelines and all relevant standards imposed by applicable Accrediting Bodies, and other agencies administering state or federal governmental financial assistance programs in which Seller or the School participates, and other applicable Legal Requirements.

          (c) Seller has submitted all reports, audits, and other information, whether periodic in nature or pursuant to specific requests, for Seller and the School to all agencies or other entities with which such filings are required relating to its compliance with (i) applicable Accreditation standards, (ii) Legal Requirements governing programs pursuant to which the School or its students receive student financial assistance funding, and
     (iii) all articulation agreements between the School and degree granting colleges and universities in effect as of the date hereof, except where failure to submit such reports, audits and other information would not have a material adverse effect on the business or operations of Seller or the School.

          (d) All student financial aid grants and loans, disbursements and record keeping relating thereto have been completed in compliance with all federal and state requirements, and there are no material deficiencies in respect thereto. To the Best of Seller's Knowledge and except as previously disclosed in prior audits or compliance reviews by DOE, no student at the School has been funded prior to the date for which such student was eligible for funding or any amount other than the amount such student was eligible to receive, and such student's records conform in form and substance to all relevant regulatory requirements.

          4.9.  Cohort Default Rate.

          Schedule 4.9 attached hereto sets forth the published cohort default rate for the School, calculated by the DOE and issued to the School, for the federal fiscal years ending September 30, 1994 through September 30, 1996. To the Best of Seller's Knowledge, such schedule is materially accurate in all respects. Neither the School or Seller has received any notice as to the calculation or issuance of the cohort default rates for the School for the year ended September 30, 1997.

          4.10.  Real Property Assets; Other Assets.

          (a) Seller does not presently own, nor has it ever owned, any real property.

          (b) The only real property which is leased by Seller is the School's facility (the "Leased Facility") located at 8100 East Camelback Road, Scottsdale, Arizona 85251. The lease covering the Leased Facility (the "Lease") which lease is described on Schedule 4.10, is valid and in full force and effect, and is enforceable in all material respects in accordance with its terms. The consent of the landlord to the assignment of the Lease to Purchaser has been, or prior to the Closing Date will have been, obtained. All of Seller's School operations are conducted at the Leased Facility, and all of the tangible Assets and records relating to intangible Assets of Seller are located at the Leased Facility. Seller is not under any contractual or other legal obligation and has not entered into any commitment to make capital improvements or alterations to the Leased Facility. Seller and, to the Best of Seller's Knowledge, the landlord is not in default under the Lease, and no event, act or omission has occurred which (with or without notice, the passage of time or the happening or occurrence of any other event) would result in a default thereunder. Seller enjoys peaceful and undisturbed possession under the Lease, and the Leased Facility is not subject to any zoning ordinance or other restrictions which would prohibit the use and enjoyment of the Leased Facility in the manner in which the Leased Facility is currently used. Seller and Stockholders have no knowledge of any condemnation proceedings relating to the Leased Facility. To the Best of Seller's Knowledge, the Leased Facility and Seller's use thereof is in compliance with all laws, including without limitation, the Americans with Disabilities Act.

          (c) Except for the leased and licensed Assets (and the agreements pursuant to which such Assets are leased or licensed) set forth on Schedule 4.10(c) attached hereto, Seller owns outright, and has good and marketable title to, all of the Assets, free and clear of all Encumbrances, other than Assumed

     Liabilities and liens for current taxes not yet due and payable. Each lease for tangible personal property used by Seller is valid and in full force and effect and is enforceable in all material respects in accordance with its terms, and, except as expressly noted on Schedule 4.10(c), no such lease is a capital lease (as determined in accordance with GAAP). Neither Seller nor, to the Best of Seller's Knowledge, any of the other parties thereto, is in default under any such lease or license, and no event, act or omission has occurred which (with or without notice, the passage of time or the happening or occurrence of any other event) would result in a default thereunder.

          (d) The tangible Assets and properties which are owned or leased by Seller are listed in Schedule 4.10(d) attached hereto, are in good operating condition, order and repair, useable in the ordinary course of business consistent with past practice, subject to ordinary wear and tear, and are sufficient and adequate for all current operations.

          (e) Other than the Leased Facility, Seller does not operate, nor during the past five (5) years has it owned, leased or operated, any Facility.

          (f) The Curricula constitutes all of the curricula currently used in courses currently offered by Seller at the School.

          4.11.  Material Miscellaneous Contracts.

          Schedule 4.11 attached hereto sets forth a true, complete and correct list of all material contracts, agreements, and commitments (hereinafter collectively referred to as the "Material Miscellaneous Contracts") of Seller other than (a) the Lease, (b) leases and licenses listed on Schedule 4.10(c) attached hereto, and (c) Plans listed on Schedule 4.20 attached hereto. True, complete and correct copies of all Material Miscellaneous Contracts, together with all amendments thereto, have heretofore been delivered or otherwise made available to Purchaser. The Material Miscellaneous Contracts are in full force and effect, constitute legal, valid and binding obligations of Seller and, to the Best of Seller's Knowledge, the other parties thereto. Seller is not in material default or alleged to be in material default on any term of any such Material Miscellaneous Contract and no event, act or omission has occurred which (without or without notice, the passage of time or the happening or occurrence of any event) would result in a default thereunder. Except as noted on Schedule 3.1(e) attached hereto, the consummation of the transactions contemplated by this Agreement does not require the consent or approval of any party to any Material Miscellaneous Contract.

          4.12.  Tradename; Confidential Information.

          (a) "Scottsdale Culinary Institute" and forms, derivatives and graphic presentations thereof (the "Tradename") is the only tradename, trademark or servicemark having any material value to the operation of Seller's business. Seller has exclusive right to the use of the Tradename as a corporate name in the

     State of Arizona, and, to the Best of Seller's Knowledge, has exclusive right to use the Tradename as an assumed business name in all other states in which such name is used. Stockholders do not have any personal right, title or interest in or to the Tradename. Seller and Stockholders have not licensed any other Person to use the Tradename. Seller has not been sued or threatened with suit for infringement, violation or breach with respect to the Tradename, and to the Best of Seller's Knowledge, no basis exists for any such suit. Seller and Stockholders are not on notice of any infringement, violation or breach of the Tradename by any other Person.

          (b) Seller has the right to use, free and clear of any claims or rights of any third party, all trade secrets, customer lists, know-how, Curricula and any other Intellectual Property required for or used in the operation of the School. To the Best of Seller's Knowledge, Seller is not in any way making any unlawful or wrongful use of any tradename, trade secret, customer list, know-how, curricula or other Intellectual Property of any third party including without limitation any former employer of any present or past employee of Seller.

          4.13.  Financial Statements; Indebtedness and Other Liabilities.

          Seller has previously furnished the Financial Statements to Purchaser. The balance sheets included in the Financial Statements present fairly the assets and liabilities of Seller covered thereby as of the respective dates thereof, and the related statements of operations present fairly the results of operations of Seller for the respective periods covered thereby. The Financial Statements have been prepared in accordance with GAAP (except that the Interim Financial Statements are not accompanied by all footnotes required by GAAP and are subject to customary year-end adjustments), are correct and complete and fairly present the financial position of Seller as of the dates of such Financial Statements, and the results of operations and changes in financial position for the periods covered by such Financial Statements. Seller has maintained its financial books and records in accordance with applicable Legal Requirements and with GAAP, and such books and records are, and during the periods covered by the Financial Statements were, correct and complete, fairly reflecting the income, expenses, assets and liabilities of Seller. On the date hereof, Seller had no liabilities required to be set forth in a balance sheet prepared in accordance with GAAP that were not included in the Interim Financial Statements. Seller is not required to provide any letters of credit, guaranty or other financial security arrangements in connection with any Licenses, Permits or Accreditations maintained by Seller or the School. As of the date hereof, Seller does not have any indebtedness, liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, other than:

          (a) those set forth or reserved against in the balance sheets included in the Financial Statements for the fiscal years then ended or disclosed in the footnotes to such Financial Statements, to the extent set forth, reserved against or in the case of footnote items, disclosed; and

          (b) those set forth or reserved against in the Interim Financial Statements, or those which would have been disclosed in footnotes to such Interim Financial Statements if footnotes had been prepared and which are disclosed on Schedule 4.14.

There are no long term fixed or contractual liabilities relating to the operation of the School which are required to be assumed by Purchaser in order to continue to operate the School as presently operated by Seller, the annual expense of which are not reflected in the Financial Statements or which are not otherwise disclosed in this Agreement or any schedule hereto. Other than obligations in respect of Prepaid Tuition and Student Deposits, neither Seller nor the School has any obligations in respect of refundable deposits.

          4.14.  Receivables.

          The accounts receivable (including, without limitation, student accounts receivable) of Seller, except to the extent of the allowance for cancellations and doubtful accounts set forth in the Financial Statements, are bona fide receivables, arose out of arms' length transactions in the normal and usual practices of Seller, are recorded correctly on the applicable books and records of Seller, and, to the Best of Seller's Knowledge, will be collected in full in the ordinary course of business, subject in the case of certain receivables to reserves established for such receivables in the Financial Statements. To the Best of Seller's Knowledge, such receivables are not subject to any defense, counterclaim or setoff or trade discounts or credits not reflected in the Financial Statements (other than tuition refund policies administered in accordance with all applicable Legal Requirements and applicable Policy Guidelines), and Seller and Stockholders have no knowledge of any facts or circumstances which would cause any of such receivables to have to be written down or written off in amounts which in the aggregate would be in excess of revenues established for such receivables in the Financial Statements.

          4.15.  Inventories.

          The only inventories maintained by Seller consist of supplies used in the ordinary course of business of Seller and are reflected on the Financial Statements as ["Inventory."] Such supplies are reflected at cost, are usable in the ordinary and regular course of business, are in all material respects fit and sufficient for the purpose for which they were purchased and, at the date of this Agreement, are in customary amounts appropriate to Seller's operations.
All excess or obsolete items have been written down to net realizable value or written off.

          4.16.  Bank Accounts.

          Schedule 4.16 attached hereto sets forth a true, complete and correct list of the names of all banks and other financial institutions in which Seller has an account or safe deposit box, which list includes a description of such accounts, the account numbers and the names of all individuals authorized to draw thereon or have access thereto.

          4.17.  Litigation, Etc.

          Except as set forth in Schedule 4.17 attached hereto, there are no Proceedings pending or, to the Best of Seller's Knowledge, threatened against or affecting Seller or the School at law or in equity, or before or by any Governmental Authority or Accrediting Body (including, without limitation any investigations or inquiries as to the qualification to hold or receive any Accreditation or any of the Licenses and Permits.) To the Best of Seller's Knowledge, there is no basis for any of the foregoing.

          4.18.  Insurance.

          Schedule 4.18 attached hereto sets forth the insurance coverages maintained by Seller on the Leased Facility, the Assets and the operation of the School, including a list of all policies or binders of property and casualty, general and vehicular liability, fidelity and fiduciary liability, umbrella, workers' compensation, key-man life and other similar insurance held by Seller, and all binders for insurance to be purchased on or before Closing in order to replace policies expiring prior to the Closing. Copies of such policies and binders have been previously delivered to Purchaser. Such policies and binders are in full force and effect, and there is no material breach or default with respect to any provision contained in any such policy or binder, and all premiums, to the extent due and payable, have been paid or the liability therefor properly accrued. The insurance coverage maintained by Seller is sufficient and is customary for ownership and operation of a private, post-secondary vocational school of the size of the School, engaged in similar lines of business to the School. Except for amounts deductible under such policies of insurance, Seller is not and has not been, prior to the date hereof, subject to liability as a self-insurer. There are no claims pending or threatened under any of said policies or disputes with underwriters regarding coverage under such policies. Except as set forth on Schedule 4.18 attached hereto, neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the loss to Seller of any of the insurance policies listed or impair the rights of Seller thereunder. Within five (5) years prior to the date hereof, Seller has not been denied insurance, or been offered insurance only at a commercially prohibitive premium.

          4.19.  Environmental Matters.

          Neither Seller nor the Leased Facility is in violation of any Environmental Law, or subject to any pending or, to the Best of Seller's Knowledge, threatened Proceeding relating to an alleged violation of, or non-compliance with, any Environmental Law. Neither Seller nor the School has generated, transported, stored, treated or disposed of, nor has either of them allowed or arranged for any third persons to generate, transport, store, treat or dispose of, any Hazardous Substance to or at: (a) any location other than a site lawfully permitted to receive such Hazardous Substance for such purposes or
(b) any location designated for remedial action pursuant to federal, state or local statute and relating to the environment or waste disposal; nor, to the Best of Seller's Knowledge, has Seller or the School performed, arranged for or allowed by any method or procedure such transportation or disposal in contravention of any Legal

Requirements, except where such violation would not have a material adverse affect on the business or operations of Seller or the School. Except as set forth in Schedule 4.19 attached hereto, neither Seller or the School has received notification of, nor is it aware, of, any past or present failure by Seller or the School to comply with any Environmental Law, including without limitation the requirements of any Licenses or Permits issued pursuant to any Environmental Law. Except as set forth on Schedule 4.19, to the Best of Seller's Knowledge, the Leased Facility does not contain asbestos or polychlorinated biphenyls or any underground storage tanks. Except as set forth on Schedule 4.19 neither Seller or the School has received any notice of any violations of the Occupational Safety and Health Act, as amended, or any similar state or local Legal Requirement.

          4.20.  Employee Benefit Plans.

          Schedule 4.20 attached hereto sets forth a complete, accurate and detailed description of all Plans. Each Plan and related trust agreement (as applicable) has been administered and operated in accordance with its terms and applicable law, and to the extent applicable, each Plan is "qualified" within the meaning of Section 401(a) of the Code, and each related trust is exempt from tax under Section 501(a) of the Code, and each qualified plan has been amended to conform to the requirements of the Tax Reform Act of 1986 and applicable regulations and the Omnibus Budget Reconciliation Act of 1987 and all other applicable laws and regulations. No liability under ERISA or otherwise has been incurred or, based upon existing facts, may be expect to be incurred with respect to any Plan. Other than claims for benefit payments in the ordinary course under the Plans, there are no actions, suits, claims or proceedings, pending or threatened, nor, to the Best of Seller's Knowledge, does there exist any basis therefor, which would result in any liability with respect to any Plan. Seller is not now, nor has it ever been a participant in, any Multiemployer Plan within the meaning of Section 3 of ERISA. There are no accrued liabilities under any Plans, programs or practices maintained on behalf of the employees of Seller which are not provided for on its books or in the Financial Statements or which have not been fully provided for by contributions to such Plans, programs or practices. As of the date hereof, Seller does not maintain any employee welfare benefit plans, as defined in Section 3(1) of ERISA, which provide post-retirement benefits to former employees thereof and to current employees thereof after their termination of employment (including without limitation, medical and life insurance benefits), other than as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and interpreted by regulations thereunder.

          4.21.  Employment Matters.

          (a) Schedule 4.21 attached hereto contains a list of all employees of Seller and all material consultants and other Persons (including, without limitation, sales representatives), other than attorneys and accountants, who are employed or providing services in connection with the operations of Seller including: name; length of service; job title; rate of base salary, bonuses and other incentive compensation; and identifying all contracts, agreements, commitments and arrangements, written or oral, with such employees or consultants. True, correct and complete copies of all agreements between Seller and such employees, consultants and other Persons, and all amendments thereto, have been provided to Purchaser. Seller has performed all of its obligations under such agreements and is not in default or violation and, to the Best of Seller's Knowledge, the other parties thereto are not in default or violation, thereunder. Sales and admissions representatives, and other recruiters (if any), for Seller and the School, whether employed directly by or otherwise engaged by Seller and the School, are retained in accordance with all applicable Legal Requirements, including without limitation applicable requirements for registration and licensure. No such sales or admissions representative or other recruiter receives commissions, bonuses or other contingency payments based, directly or indirectly, on the enrollment of students or awarding of Title IV program funds. Seller has no obligation to pay bonuses or other incentive compensation to any employee except as disclosed on Schedule 4.21.

          (b) No employee or director of Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, that in any way adversely affects or will affect (i) the performance of his or her duties as an employee or director of Seller, or (ii) the ability of Seller and the School to conduct their business. To the Best of Seller's Knowledge, no employee of Seller listed on Schedule 4.21 intends to terminate his or her employment with Seller, whether in connection with the consummation of the transactions contemplated by this Agreement, or otherwise.

          (c)  Seller has no "leased employees" for purposes of Code (S) 414(n).

          4.22.  Labor Relations; Compliance.

          Seller has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, and occupational safety and health, except where the failure to comply would not have a material adverse effect upon Seller. Seller has not been nor is it a party to any collective bargaining or other labor contract or agreement, written or oral, with employees as a group. There has not been, there is not presently pending or existing, and to the Best of Seller's Knowledge, there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting Seller relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Authority, organizational activity, or other labor or employment dispute against or affecting Seller, or (c) any application for certification of a collective bargaining agent.

          4.23.  Tax Matters.

          Seller has completed and filed on or before the due dates thereof or within applicable extension periods all returns for Taxes required to be filed, and such returns are true and correct in all material respects. Seller has paid all Taxes shown to be due and payable on such returns to the extent that the same have become due and payable on or before the Closing. The federal income tax returns of Seller have never been audited. Seller is not a party to, nor to the Best of Seller's Knowledge, expected to become a party to, any pending or threatened Proceeding related to Taxes, or assessment or collection of Taxes by any Governmental Authority relating to the business and operations of Seller.

          4.24.  Brokerage.

          Neither Seller nor either of Stockholders has agreed or committed to pay any claims for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement.

          4.25.  Affiliate Transactions.

          Except for the Lease, under which the landlord is Leite, L.L.C., an Arizona limited liability company whose majority member is the Trust and of which the Leites are a minority member, no Affiliate of Stockholders or of Seller is a party to any agreement, contract, commitment or transaction with Seller or has any material interest in any material property used by Seller.

          4.26.  Absence of Certain Changes.

          From March 31, 1998 through the date of this Agreement, Seller has conducted its operations only according to its ordinary and usual course of business, and Seller has used its best efforts to preserve intact Seller's and the School's business organization, keep the services of its employees and maintain satisfactory relationships with Governmental Authorities, Accrediting Bodies, suppliers, agents, students and others having business relationships with Seller and the School. From March 31, 1998 until the date hereof there has not been, occurred or arisen:

          (a) any sale, lease, transfer, abandonment or other disposition of any right, title or interest in or to any of the properties or assets of Seller or the School (tangible or intangible), except in the ordinary course of business;

          (b) (i) any approval or action to put into effect any increase in any compensation or benefits payable to any employee, director, agent or officer of Seller or the School, or any payment, grant or accrual to or for the benefit of any such employee, director, agent or officer of any bonus, service award, percentage compensation or other benefit, (ii) any adoption or amendment of any Plans, or any severance agreement or employment contract to which any such employee, director, agent or officer is a party or (iii) any entering into of any employment, deferred compensation or other agreements with respect to bonuses, service awards, percentage compensation or other benefits with any such employee, director, agent or officer;

          (c) any material adverse change in the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), business prospects, reserves or operations of Seller;

          (d) any damage, destruction or loss, whether or not covered by insurance, materially adverse to the assets, business, or operations of Seller;

          (e) any change in any material respect in the business policies or practices of Seller or a failure to operate the business of Seller in the ordinary course with a view to preserving such business intact, to retaining the services of the present officers, employees and agents of Seller and with a view to preserving the business relationships of Seller with, and the goodwill of, students, Accrediting Bodies, suppliers and others;

          (f) any agreement, whether in writing or otherwise, to take any action described in this Section 4.26.

          4.27.  Solvency.

          As of the Closing Date and after giving effect to the consummation of the transactions contemplated to occur as of the Closing Date, Seller: (a) will own assets the fair saleable value (on a going concern basis) of which are (i) greater than the total amount of liabilities (including contingent liabilities) of Seller, and (ii) greater than the amount that will be required to pay the probable liabilities of Seller's existing debts as they become absolute and matured; (b) has capital that is not unreasonably small in relation to its business; and (c) has not incurred debts beyond its ability to pay such debts as they become due.

          4.28.  Accrediting Body Approvals.

          There exists no fact or circumstance attributable to Seller or the School that would cause DOE, or any other Governmental Authority or Accrediting Body whose authorization, consent or similar approval is a requirement for the consummation of the transactions contemplated by this Agreement to refuse to deliver such authorization, consent or similar approval.

          4.29.  Delivery of Documents.

          True, correct and complete copies of all material documents, instruments, agreements and records of Seller relating to the Assets, the Assumed Liabilities, the representations and warranties of Seller contained in this Agreement or the operation of the School have been delivered or made available to Purchaser.

          4.30.  Disclosure.

          Neither this Agreement nor any of the schedules, exhibits, attachments, written statements, documents, certificates or other items prepared or supplied to Purchaser in writing by or on behalf of Seller or Stockholders with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make such statements not misleading in light of the circumstances in which such statements were made. There is no fact which Stockholders or Seller have not disclosed to Purchaser in writing and of which any of its officers, directors or executive employees is aware which has had or may reasonably be anticipated to have a material adverse effect upon the existing or expected business, condition (financial or otherwise), operating results, Assets, properties, employee relations, Accreditation reputation or business prospects of Seller.

          5.   Representations and Warranties of Purchaser.

          As a material inducement to Seller and Stockholders to enter into this Agreement, Purchaser hereby represents and warrants that:

          5.1.  Organization and Corporate Power.

          Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is qualified to do business as a foreign corporation in the State of Arizona and each other jurisdiction in which the nature of its operations requires, or as of the Closing, will require it to so qualify, except where failure to so qualify would not have a material adverse effect on its business or operations. Purchaser has all requisite power and authority, corporate or otherwise, to own and operate its properties, to carry on its business as now conducted, to execute and deliver this Agreement and all agreements contemplated hereby to be executed by Purchaser, and to consummate the transactions contemplated hereby.

          5.2.  Capacity; Authorization, Binding Effect, Etc.

          Purchaser has the unrestricted and absolute power, legal capacity and authority to execute, deliver and perform this Agreement and each other document being executed by it in connection herewith to which it is a party. This Agreement has been, and, upon execution and delivery, each other document and agreement to be executed by Purchaser pursuant hereto will have been, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery hereof and thereof by Seller, Stockholders and any other parties thereto), this Agreement is, and each such other document and agreement will be, a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          5.3.  No Conflicts, Etc.

          Except as set forth in Schedule 5.3, the execution, delivery and performance by Purchaser of this Agreement, and each other document being executed by Purchaser in connection herewith, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) contravene, conflict with, or result in violation of (i) any provision of the articles of incorporation or bylaws of Purchaser, or (ii) any resolution adopted by the board of directors or stockholders of Purchaser, (b) contravene, violate or conflict with any Legal Requirement applicable to Purchaser, (c) with or without the giving of notice, the passage of time, or both, conflict with, or result in the breach or termination of, or default under, any provision of any material instrument, license, permit, authorization, agreement or commitment to which Purchaser is a party or by which its assets are bound, (d) constitute a violation of any order, judgment or decree to which Purchaser is a party or by which any of its assets or properties are bound; or (e) require any approval of, or filing or registration with, or consent from any Governmental Authority, Accrediting Body or other Person that is required to be obtained or made by Purchaser, other than approvals, filings and registrations which have been previously obtained or made, or which are required and will be obtained or made in the ordinary course of Purchaser's business and operations.

          5.4.  Litigation.

          There are no Proceedings pending against or, to the Best of Purchaser's Knowledge, threatened against or affecting Purchaser at law or in equity, or before or by any Governmental Authority or Accrediting Body seeking to enjoin, restrain or delay the consummation of the transactions contemplated by this Agreement. To the Best of Purchaser's Knowledge, there is no basis for the foregoing.

          5.5.  Brokerage.

          Purchaser has not agreed or committed to pay any claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement for which Seller or Stockholders may be held liable.

          5.6.  Accrediting Body Approvals.

          There exists no fact or circumstance attributable to Purchaser that would cause DOE, or any other Governmental Authority or Accrediting Body whose authorization, consent or similar approval is a requirement for the consummation of the transactions contemplated by this Agreement to refuse to deliver such authorization, consent or similar approval.

          5.7.  Disclosure.

          Neither this Agreement, nor any of the schedules, exhibits or attachments hereto prepared or supplied to Seller in writing by or on behalf of Purchaser, or any documents, certificates or other written agreements delivered by or on behalf of Purchaser with respect to the transactions contemplated hereby, contain any untrue statement of material fact or omit a statement of material fact necessary to make such statements not misleading in light of the circumstances in which such statements were made.

          6. Noncompetition; Non-Solicitation; Confidential Information; Exclusive Dealing.

          6.1.  Noncompetition Agreement.

          Seller and Stockholders agree that for a period (the "Noncompetition Period") commencing on the date hereof and ending three (3) years after the Closing Date, neither Seller nor Stockholders shall own or engage in, either directly or indirectly, as an officer, manager, employee, independent contractor, consultant, director, partner, sole proprietor or equity holder, any business, whether for profit or not-for-profit, that offers classes, courses or instruction in cooking or other culinary arts, restaurant operation or management, or similar activities, or that in any manner competes with the School or other vocational Schools owned or operated by Purchaser's corporate parent, CEC through its Subsidiaries (the "Competitive Activities"). Seller and Stockholders hereby acknowledge that Purchaser intends to promote the School throughout the United States and Canada, and that the geographical scope of this Agreement is intended to encompass all Competitive Activities engaged in anywhere in the United States and Canada. Nothing herein shall prevent Seller or Stockholders from owning less than two percent (2%) of the capital stock of a company whose stock is publicly traded and which is engaged in Competitive Activities.

          6.2.  Non-Solicitation Agreement.

          During the Noncompetition Period, Seller and Stockholders shall not, directly or indirectly, individually or on behalf of any Person solicit, aid or induce (a) any employee of Purchaser or its Affiliates to leave Purchaser or its Affiliates in order to accept employment with or render services for Seller or Stockholders or such Person or (b) any student, customer, client, vendor, lender, supplier or sales representative of Purchaser or its Affiliates or similar persons engaged in business with Purchaser or its Affiliates to discontinue the relationship or reduce the amount of business done with Purchaser or its Affiliates.

          6.3.  Confidential Information.

          Seller and Stockholders acknowledge and agree that they are in possession of Confidential Information (as defined herein) relating to the School. For purposes hereof, "Confidential Information" shall mean all proprietary or confidential information concerning the business, Curricula, properties and operations of the School, including, without limitation, all customer and supplier lists, know-how, trade secrets, business and marketing plans, techniques, forecasts, projections, budgets, unpublished financial statements, price lists, costs, computer programs, source and object codes, algorithms, data, and other original works of authorship, along with all information received from third parties and held in confidence by the School (including, without limitation, personnel files and student records). During the Noncompetition Period and at all times thereafter, the Seller and Stockholders will hold the Confidential Information in the strictest confidence and will not disclose or make use of (directly or indirectly) the Confidential Information or any portion thereof to or on behalf of themselves or any third party, except (a) as required in the performance of Seller's and Stockholders' duties and obligation pursuant to this Agreement, and (b) as required by the order of any court or similar tribunal or any other governmental body or agency of appropriate jurisdiction; provided, that Seller and Stockholders shall, to the extent practicable, give Purchaser prior notice of any such disclosure and shall cooperate with Purchaser in obtaining a protective order or such similar protection as Purchaser may deem appropriate to preserve the confidential nature of such information. The foregoing obligations to maintain the Confidential Information shall not apply to any Confidential Information which is or, without any action by Seller or Stockholders, becomes generally available to the public. Upon termination of any employment or consulting relationship between Purchaser and a Stockholder, such Stockholders shall promptly return to Purchaser all physical embodiments of the Confidential Information (regardless of form or medium) in the possession of or under the control of such Stockholder.

          6.4.  Scope of Restriction.

          The parties have attempted to limit to scope of the covenants set forth in this Section 6 to the extent necessary to provide Purchaser with the benefit of its purchase of the Schools from Seller. The parties recognize, however, that reasonable people may differ in making such determination. Consequently, the parties hereby agree that if the scope and duration of such covenants would, but for this provision, be deemed by a court of competent authority to be unreasonable or otherwise unenforceable, such court may modify such covenants to the extent that such court determines to be necessary in order to grant enforcement thereof as so modified.

          6.5.  Remedies.

          The parties hereto recognize that Purchaser will suffer irreparable injury in the event of a breach of the terms of this Section 6 by Seller or Stockholders. In the event of a breach of the terms of this Section 6, Purchaser shall be entitled, in addition to any other remedies and damages available and without proof of monetary or immediate damage, to a temporary and/or permanent injunction to restrain the violation of this Section 6 by Seller or Stockholders, and any Persons acting for or in concert with Seller or Stockholders. However, such remedy shall be non-exclusive and in addition to any other remedies available to Purchaser.

          6.6.  Termination Upon Recission.

          Upon any recission of the transactions contemplated hereby pursuant to
Section 10, all provisions of this Section 6 shall be of no further force and effect.

          6.7.  Cooperation Pending Closing.

          During the Period from the date of this Agreement to the Closing Date, Seller and Stockholders shall cooperate fully with Purchaser, its officers, employees, representatives and agents in connection with accomplishing the satisfaction of all conditions to the Closing and with all other matters relating to the consummation of the transactions contemplated by this Agreement, including, without limitation, providing reasonable access to the Leased Facility, employees, books and records for the School in connection with Seller's performance of its due diligence review of the School, and obtaining necessary Licenses and Permits from governmental entities and Accrediting Bodies. Furthermore, During the period from the date of this Agreement to the Closing Date, Seller shall conduct no business and incur or assume no liabilities or obligations of any kind or nature relating to the School, the Assets or this Agreement, except for such business, liabilities and obligations as may be conducted or incurred in the ordinary course of business of Seller and the School, or as expressly permitted or required by the terms of this Agreement, or as to which Purchaser grants prior written consent. Seller and Stockholders shall promptly notify Purchaser of any occurrence or event that would or is likely to make untrue any representation or warranty of Seller or Stockholders made in Section 4 as of the Closing Date, or which would or is likely to result in an inability to satisfy any condition set forth in Section 8.

          6.8.  Exclusive Dealing.

          During the period from the date of this Agreement to the Closing Date, Seller shall not, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or (except as contemplated by this Agreement) provide any information to, any Person, other than Purchaser, concerning any proposed purchase of the School or the Assets or any similar transaction involving the School.

          6.9.  Consulting by Stockholders following Closing.

          For a period of ninety (90) days following the Closing, each Stockholder hereby agrees that he or she shall be generally available to Purchaser to consult with, counsel and advise with respect to the management, operations and business of the School (including without limitation matters relating to student recruiting, financial aid programs and curriculum) as Purchaser may from time to time request; provided, that such consulting services shall not require either Stockholder's availability in excess of thirty (30) hours in any thirty (30) day period, nor shall provision of such consulting services unreasonably interfere with either Stockholder's other business and personal activities, including without limitation reasonable vacation plans. Purchaser shall reimburse Seller and Stockholders, as applicable for all reasonable out-of-pocket expenses incurred in connection with the foregoing.

          7.  Conditions to Purchaser's Obligations.

          The obligations of Purchaser to purchase the Assets and to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or to the waiver in writing by Purchaser, on or before the Closing Date of the conditions set forth below:

          7.1.  Due Diligence Review.

          [Intentionally omitted.]

          7.2.  Financing.

          Purchaser shall have obtained approval for the transactions contemplated by this Agreement from its present financing sources.

          7.3.  Truth of Representations and Warranties.

          The representations and warranties of Seller and Stockholders contained in this Agreement and in any certificate delivered by Seller or Stockholders in accordance with the terms hereof shall be true and correct with respect to Seller and Stockholders on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Seller shall have delivered to Purchaser a certificate, dated the Closing Date, to such effect.

          7.4.  Performance of Agreements.

          Each and all of the agreements of Seller to be performed on or before the Closing Date pursuant to the terms hereof shall have been fully performed in all material respects, each of the documents, agreements and other items to be delivered to Purchaser pursuant to Section 3.1 shall have been delivered, and Seller shall have delivered to Purchaser a certificate, dated the Closing Date, to such effect.

          7.5.  No Material Adverse Change.

          Since the date of this Agreement, there shall have been no material adverse change in the properties, business, assets, results of operations, condition (financial or otherwise) or business prospects of the School, and Seller shall have delivered to Purchaser a certificate, dated the Closing Date to such effect.

          7.6.  Litigation.

          No Proceeding shall have been instituted or threatened by any Person before a court or other Governmental Authority or Accrediting Body, (i) seeking to restrain or prohibit any of the transactions contemplated hereby or (ii) challenging or questioning the right, title or interest of Seller in and to the Assets to be transferred under this Agreement or the right of Seller to transfer validly all of such right, title and interest in and to such Assets to Purchaser.

          7.7.  Governmental Approval.

          The approvals of any applicable Accrediting Body for the consummation of the transactions contemplated by this Agreement, including approval for issuance of a license to Purchaser to operate the School by the Arizona Board for Private Postsecondary Education, which are customarily available prior to Closing, shall have been received, shall continue in full force and effect.

          7.8.  Board of Directors' Approval.

          The consummation of the transactions contemplated hereby shall have been approved by the Board of Directors of Purchaser's corporate parent, CEC.

          7.9.  Proceedings.

          All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to Purchaser and its counsel, and Purchaser shall have received copies of all such documents and other evidence as Purchaser or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all appropriate proceedings in connection therewith.

          7.10.  Schedules to Agreement.

          Seller shall have delivered all disclosure schedules required to be delivered by Seller pursuant to this Agreement, which disclosure schedules shall be acceptable in form and substance to Purchaser and its legal counsel in their sole discretion. In connection with the foregoing, Seller agrees to provide Purchaser with initial drafts of such schedules not later than July 10, 1998.

          8.   Conditions to Seller's Obligations.

          The obligations of Seller to consummate the transactions contemplated by this Agreement with respect to the School are subject to the satisfaction, or to the waiver in writing by Seller, on or before the Closing Date, of the following conditions:

          8.1.  Truth of Representations and Warranties.

          The representations and warranties of Purchaser contained in this Agreement and in any certificate delivered by Seller in accordance with the terms hereof shall be true and correct with respect to Purchaser on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and Purchaser shall have delivered to Seller a certificate, dated the Closing Date, to such effect.

          8.2.  Performance of Agreements.

          Each and all of the agreements of Purchaser to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all materials respects, and each of the documents, agreements and other items, to be delivered to Seller pursuant to Section 3.2 shall have been delivered, and Purchaser shall have delivered to Seller a certificate, dated the Closing Date, to such effect.

          8.3.  Governmental Approval.

          The approvals described in Section 7.7 for the consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect.

          8.4.  Litigation.

          No Proceeding shall have been instituted or threatened by any Person before a court or other Governmental Authority or Accrediting Body, (i) seeking to restrain or prohibit any of the transactions contemplated hereby, or (ii) unless Purchaser has agreed to waive its right to indemnification with respect thereto, challenging or questioning the right, title or interest of Seller to transfer validly all of such right, title and interest in and to the Assets to be transferred hereunder to Purchaser.

          8.5.  Proceedings.

          All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to Seller, Stockholders and their counsel, and Seller and Stockholders shall have received copies of all such documents and other evidence as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all appropriate proceedings in connection therewith.

          9.   Indemnification.

          9.1.  Survival of Representations, Warranties, Covenants and
Agreements.

          All representations, warranties, covenants and agreements of the parties contained in this Agreement, and any other document or certificate delivered pursuant to this Agreement, shall survive the Closing.

          9.2.  Indemnification by Seller and Stockholders.

          Seller and Stockholders will, jointly and severally, indemnify, defend and hold harmless Purchaser and its Affiliates (including without limitation
CEC), and each of their respective directors, officers, employees, stockholders, agents, advisors and controlling persons, and will pay to Purchaser and such other Persons the amount of, any actual loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Indemnifiable Losses"), arising, directly or indirectly, from or in connection with:

          (a) any breach of any representation or warranty made by Seller or Stockholders in this Agreement or any other certificate or document delivered by Seller or Stockholders pursuant to this Agreement;

          (b) any breach by Seller or Stockholders of any covenant or obligation of Seller or Stockholders in this Agreement or any other document delivered by Seller or Stockholders pursuant to this Agreement;

          (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or Stockholders (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement; or

          (d) any matter relating to the operation of Seller or the School prior to the Closing other than Assumed Liabilities.

          9.3.  Indemnification and Payment of Indemnifiable Losses by
Purchaser.

          Purchaser will indemnify, defend and hold harmless Seller and Stockholders harmless from, and each of Seller's directors, officers, employees, stockholders, agents, advisors and controlling persons, and will pay to Seller, Stockholders and such other Persons the amount of, any Indemnifiable Losses arising, directly or indirectly, from or in connection with:

          (a) any breach of any representation or warranty made by Purchaser in this Agreement or in any other certificate or document delivered by Purchaser pursuant to this Agreement;

          (b) any breach by Purchaser of any covenant or obligation of Purchaser in this Agreement or any other document delivered by Purchaser pursuant to this Agreement;

          (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Purchaser or CEC (or any Person acting on Purchaser's or CEC's behalf) in connection with any of the transactions contemplated by this Agreement; or

          (d)  any Assumed Liabilities.

          9.4.  Limitations on Indemnification.

          Notwithstanding anything to the contrary herein no party shall be obligated to pay the other any amounts for indemnification under Section 9.2 or 9.3, until the aggregate amount which it would have been obligated to pay but for this Section 9.4 equals $50,000, whereupon the indemnifying party shall be obligated to pay all amounts for indemnification then owing by such indemnifying party, including the amounts aggregated to reach the $50,000 threshold; provided, that the foregoing shall not apply to Purchaser's obligation in respect of the payment of the Purchase Price or its obligations described in Sections 9.3(b), (c) and (d), or Seller's obligations described in Section 6 or Sections 9.2(b), (c) and (d), or to Indemnifiable Losses arising out of breach of Sections 4.2, 4.4, 4.10, 4.17, 4.19, 4.20, 4.23, 4.24 or 5.3 of this
Agreement.

          9.5.  Procedures.

          (a) Any claim under Section 9.2 or Section 9.3 shall be made in a written statement signed by the party seeking indemnification which shall specify in reasonable detail each individual item of Indemnifiable Loss and the estimated amount thereof, the date such item was claimed or the facts giving rise to such claim were discovered, the basis for any alleged liability and the nature of the breach or claim to which each such item is related.

          (b) If the indemnifying party does not pay the amount specified in any such statement within thirty (30) days after it has been delivered by the party seeking indemnification, the party seeking indemnification may enforce its right in accordance with law.

          (c) The party seeking indemnification in respect of any third party claim shall give the indemnifying party prompt notice of any Proceeding which might give rise to liability of the indemnifying party for indemnification hereunder; provided, that failure to give the indemnifying party prompt notice will not relieve such indemnifying party of any liability to the indemnified party hereunder, except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice. If the indemnifying party contests any third party claim, it will have the option to defend, at the indemnifying party's expense, any such matter, provided that the indemnified party shall have the right, at its own cost and expense, to participate in the defense of such claim or, if the indemnifying party elects not to defend the claim, to conduct the defense on its own behalf. If the indemnifying party conducts the defense of a claim, neither party will enter into any settlement agreement without the other party's consent; provided, that the indemnified party shall not object to any proposed settlement which requires only the payment of money by the indemnifying party and does not involve any admissions or stipulations by the indemnified party or any injunctive or similar relief or any other contractual obligations affecting the indemnified party or its business and operations. The indemnified party shall cooperate with the indemnifying party in the defense, compromise or settlement of any claim for which indemnification is sought. If the indemnifying party elects not to conduct the defense of such claim, the indemnified party shall be permitted to settle or compromise any such claim on such terms as it deems appropriate and such settlement or compromise shall not prejudice its rights to indemnification hereunder.

          (d) Notwithstanding Section 9.5(c), if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary Indemnifiable Losses for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

          (e) A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

          9.6.  Prevailing Party to be Awarded Legal Fees.

          In the event of any litigation between the Parties, whether at law or in equity, arising out of this Agreement, the party prevailing in such litigation shall be entitled to receive, upon application to the court, its reasonable legal fees and expenses incurred in connection therewith.

          9.7.  Offset.

          Purchaser's obligations pursuant to the Seller Note shall be subject to offset to the extent of any Indemnifiable Losses alleged by Purchaser in good faith, and as otherwise set forth in the Seller Note and in this Agreement, including without limitation Section 2.2 hereof.

          10.  Rescission of Transactions.

          In the event that, based wholly or in part on any Seller Inadequacy,
(a) DOE has not issued to Purchaser a DOE Approval Notice permitting resumption of Title IV funding to the School as operated by Purchaser within six (6) months after final and binding determination of the Final Balance Sheet (b) such approval contains unusual or burdensome conditions which Purchaser reasonably determines would materially reduce the economic benefits that Purchaser or its Affiliates anticipated to receive from the consummation of the transactions contemplated by this Agreement, or (c) such approval would impose burdensome restrictions or limitations on the activities of Purchaser or its Affiliate unrelated to the School or Seller, then Purchaser shall have the right and option, in its sole discretion, upon notice delivered no later than thirty
(30) days after receipt of notice that such approval is denied or so conditioned and in any event no later than ten (10) days after the expiration of the six (6) month period described in the preceding sentence, to rescind the transactions consummated under this Agreement. Upon Purchaser's election of rescission hereunder, each of the parties hereto shall take such actions as may reasonably be required to restore the other parties to their respective positions as they existed prior to Closing. In the event of a rescission hereunder, among other things and by way of illustration, all amounts advanced by Purchaser or its Affiliates to fund the operations of the School after the Closing with respect thereto (whether as debt or equity) shall be reimbursed by Seller and Stockholders and such reimbursement shall be secured by a first priority lien upon all of the Assets, and all obligations of Purchaser pursuant to this Agreement shall be terminated. Purchaser agrees that during the period from the Closing Date through the date of receipt of a DOE Approval Notice as described above, Purchaser shall use its reasonable efforts to obtain such approval.

          11.   Miscellaneous.

          11.1.  Expenses.

          Each party hereto shall be liable for the payment of the fees and expenses incurred by such party or on such party's behalf in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement, including, without limitation, legal, accounting, financial and tax advice, brokers, finders and other fees, expenses and commissions. Each party hereto shall be responsible for the payment of all sale, use, transaction and privilege taxes, if any, charged to or owed by such party under applicable law. Seller shall pay such fees and expenses incurred by it only out of the Purchase Price and not out of Seller's working capital.

          11.2.  Exclusive Remedies.

          Except for violations of Sections 6, any claim for any breach of representation or warranty arising out of this Agreement shall have as its sole remedy the indemnification provided in Section 9, unless such breach results from gross negligence or willful misconduct. Notwithstanding the foregoing, nothing herein shall preclude any party from seeking any rights or remedies under any other agreements executed in connection herewith or from seeking injunctive or other equitable relief as may be reasonably necessary to protect its rights hereunder, including, without limitation, those rights and remedies specified in Section 6.5.

11.3.  Successors and Assigns.

          Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for Purchaser's benefit are also for the benefit of, and enforceable by, any subsequent owner of the School if acquired from Purchaser as a going concern.

          11.4.  Severability.

          Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

          11.5.  Counterparts.

          This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

          11.6.  Descriptive Headings; Interpretation.

          The descriptive headings of this Agreement are inserted for convenience only and do not constitute a Section of this Agreement.

          11.7.  Governing Laws.

          This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Arizona, without giving effect to provisions thereof regarding conflict of laws.

          11.8.  Consent to Jurisdiction and Service of Process.

          EACH PARTY HERETO HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF MARICOPA, STATE OF ARIZONA AND IRREVOCABLY AGREES THAT SUBJECT TO PURCHASER'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER RELATED DOCUMENTS SHALL BE LITIGATED EXCLUSIVELY IN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NO CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO DESIGNATES AND APPOINTS CT CORPORATION SYSTEM AND SUCH OTHER PERSONS AS MAY

HEREINAFTER BE SELECTED BY PURCHASER WHO IRREVOCABLY AGREES IN WRITING TO SO SERVE AS AGENT TO RECEIVE ON SUCH PARTY'S BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY EACH PARTY TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO EACH PARTY AS PROVIDED HEREIN, EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, SUCH PARTY HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE.

          11.9.  Waiver of Jury Trial.

          EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

          11.10.  Notices.

          All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally or sent by facsimile to the recipient or (b) one (1) business day after the date such communication is sent to the recipient by reputable express courier service (charges prepaid). Such notices, demands and other communications shall be sent to Purchaser and to Seller and Stockholders at the addresses indicated below:

          If to Purchaser:               SCI Acquisitions I, Ltd.,
                                         c/o Career Education Corporation
                                         2800 West Higgins Road
                                         Hoffman Estates, Illinois 60195
                                         Attention: William A. Klettke
                                                    Todd H. Steele
                                         Facsimile: (847) 781-3610

          With copies to:                Katten Muchin & Zavis
                                         525 West Monroe Street
                                         Suite 1600
                                         Chicago, Illinois 60661-3693
                                         Attention: Lawrence D. Levin, Esq.
                                         Facsimile: (312) 902-1061

          and                            Goldberg, Kohn, Bell, Black,
                                          Rosenbloom & Moritz, Ltd.
                                         55 East Monroe Street
                                         Suite 3700
                                         Chicago, Illinois 60603
                                         Attention: Dennis B. Black, Esq.
                                         Facsimile: (312) 332-2196

          If to Seller or Stockholders:  Mr. Frank G. Leite
                                         Mrs. Elizabeth S. Leite
                                         5146 North Dromedary
                                         Phoenix, Arizona 85018
                                         Facsimile: (602) 381-0232

          With copies to:                H. Whitfield Crail, Esq.
                                         P. O. Box 46737
                                         Cave Creek, Arizona 85331
                                         Facsimile: (602) 585-5793

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

          11.11.  Publicity.

          No party hereto shall issue any press release or other public statement regarding the transactions contemplated by this Agreement; provided, that after the Closing, Purchaser and CEC may issue such press releases or other public statements as Purchaser deems necessary to comply with applicable Legal Requirements or otherwise desirable or appropriate, except that Purchaser and CEC shall not include the Purchase Price in such disclosures, unless such information is required by applicable Legal Requirements, including without limitation requirements of applicable tax, securities and other regulations.

          11.12.  Entire Agreement.

          Except as otherwise expressly set forth herein, this Agreement and the exhibits and schedules hereto embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including without limitation, that certain letter of agreement, dated April 14, 1998 between CEC and Seller.

          IN WITNESS WHEREOF, the parties hereby have executed this Agreement on the date first written above.

                                     SELLER:

                                     SCOTTSDALE CULINARY INSTITUTE,
                                     INC., an Arizona corporation


                                     By:  /s/ Elizabeth S. Leite
                                          ------------------------------------
                                     Its: President


                                     TRUST:

                                     THE FRANK G. AND ELIZABETH S. LEITE
                                     REVOCABLE TRUST, dated April 14, 1992


                                     By:  /s/ Elizabeth S. Leite
                                          ------------------------------------
                                     Its: Trustee


                                     LEITES:


                                     /s/ Frank G. Leite
                                     -----------------------------------------
                                     Frank G. Leite


                                     /s/ Elizabeth S. Leite
                                     -----------------------------------------
                                     Elizabeth S. Leite


                                     PURCHASER:

                                     SCI ACQUISITION I, LTD., a Delaware
                                     corporation

                                     By:  /s/ John M. Larson
                                          ------------------------------------
                                     Its: Chief Executive Officer

                              LIST OF APPENDICES

     Appendix A        Definitions

                               LIST OF EXHIBITS

     Exhibit A         Form of Seller Note
     Exhibit B         Form of CEC Guaranty
     Exhibit C         Form of Seller's Counsel Opinion
     Exhibit D         Form of New Lease
     Exhibit E         Closing Checklist
     Exhibit F         Form of Purchaser's Counsel Opinion

                               LIST OF SCHEDULES

     Schedule 2.2(a)   Regulatory Requirements
     Schedule 2.3(a)   Capital Leases
     Schedule 3.1(e)   Required Consents
     Schedule 4.4      Seller's and Stockholders' Conflicts
     Schedule 4.7(b)   Licenses and Permits
     Schedule 4.7(d)   Investigations
     Schedule 4.8      Policy Guidelines
     Schedule 4.9      Cohort Default Rates
     Schedule 4.10(a)  Real Estate Lease
     Schedule 4.10(c)  Leased and Licensed Assets
     Schedule 4.10     List of Tangible Assets
     Schedule 4.11     Material Miscellaneous Contracts
     Schedule 4.12     Tradename Registrations
     Schedule 4.14     Additional Financial Disclosures
     Schedule 4.16     Bank Accounts
     Schedule 4.17     Litigation
     Schedule 4.18     Insurance
     Schedule 4.19     Environmental Matters
     Schedule 4.20     Employee Benefit Plans
     Schedule 4.21     Employees and Related Matters
     Schedule 5.3      Purchaser's Conflicts

                                  APPENDIX A

                                  Definitions
                                  -----------

          "Accrediting Body" means any entity or organization, whether governmental, government-chartered, private or quasi-private, which engages in granting or withholding Accreditation or similar approval for private post-secondary schools, in accordance with standards relating to the performance, operation, financial condition and/or academic standing of such schools, including, without limitation, the DOE, the Arizona State Board for Private Postsecondary Education, the Accrediting Commission of Career Schools and Colleges of Technology, and the American Culinary Federation Educational Institute Accrediting Commission.

          "Accreditation" means any license, permit, authorization, certification, accreditation or similar approval granted by any Accrediting Body.

          "Affiliate" means, with respect to any Person, any individual related by blood or marriage to such Person or any Person controlling, controlled by or under common control with such Person.

          "Assets" shall have the meaning ascribed to such term in Section 2.1.

          "Assumed Liabilities" shall have the meaning ascribed to such term in
     Section 2.3.

          "Best of Purchaser's Knowledge" means the collective actual knowledge of the executive officers of Purchaser holding offices of vice-president or higher, following due inquiry of appropriate officers, employees and consultants of Purchaser and CEC, and review of appropriate records of Purchaser and CEC.

          "Best of Seller's Knowledge" means the collective actual knowledge of the Stockholders, Seller and the executive officers of the Seller holding offices of vice-president or higher, following due inquiry of appropriate officers, employees and consultants of Seller, and the dean, the admissions director and the financial aid director of the School, and review of appropriate Company records.

          "CEC" shall have the meaning ascribed to such term in the preamble to this agreement.

          "Closing" shall have the meaning ascribed to such term in Section 2.6.

          "Closing Date" shall mean the date of the Closing.

          "Closing Payment" shall have the meaning ascribed to such term in
     Section 2.5(a).

          "Code" means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

          "Competitive Activities" shall have the meaning ascribed to such term in Section 6.1.

          "Confidential Information" shall have the meaning ascribed to such term in Section 6.3.

          "Current Assets" means cash, cash equivalents and accounts receivable as set forth in 34 C.F.R. (S) 668.15(b)(7) (1997), as amended.

          "Curricula" means copyrighted and proprietary uncopyrighted materials used in any courses offered at the School.

          "Deferred Payment" shall have the meaning ascribed to such term in
     Section 2.5(b).

          "DOE" means the United States Department of Education and any successor agency administering student financial aid under Title IV.

          "DOE Approval Notice" means a Provisional Program Participation Agreement, both issued and executed by DOE.

          "Encumbrance" means any charge, claim, community property interest, condition, encumbrance, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

          "Environmental Law" means any Legal Requirement pertaining to any Hazardous Substance or otherwise pertaining to the environment or protection of any natural resources, including, without limitation, air, soil or water.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Excluded Assets" shall have the meaning ascribed to such term in
     Section 2.1.

          "Facility" shall mean any real property now or previously owned or operated by Seller, including without limitation the Leased Facility.

          "Final Balance Sheet" shall have the meaning ascribed to such term in
     Section 2.2(b).

          "Financial Statements" means the audited balance sheets and the related statements of income, changes in stockholders' equity and changes in financial position of Seller, the notes thereto and the auditor's report thereon, as at and for the three (3) fiscal years ended December 31, 1997 and the unaudited balance sheets and the related statements of income for Seller (the "Interim Financial Statements") (a) prepared by Sellers' accountants as at and for the three (3) month period ended March 31, 1998 and (b) prepared by Seller as at and for the four (4) month period ended April 30, 1998.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board and the Emerging Issues Task Force (or any successor authority) that are applicable as of the date of determination, all as consistently applied in the preparation of the Financial Statements.

          "Governmental Authority" means any (a) federal, state, local, municipal, foreign, or other government; (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, department, official, or entity and any court or other tribunal); and (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

          "Guaranty" shall have the meaning ascribed to such term in Section 2.5(b).

          "Hazardous Substance" means any substances included within the definitions of "hazardous substances," "hazardous materials," "toxic substances," "waste" or similar terms in any federal, Arizona or applicable local statute, ordinance, rule or regulation relating to environmental protection, remediation or liability, clean air, clean water, waste disposal and hazardous substance transportation or disposal, including, without limitation, Legal Requirements relating to petroleum, asbestos, polychlorinated biphenyl, flammable explosives and radioactive materials.

          "Indemnifiable Losses" shall have the meaning ascribed to such term in
     Section 9.2.

          "Independent Auditor" shall have the meaning ascribed to such term in
     Section 2.2(b).

          "Intellectual Property" means the patents, trademarks, tradenames (including, without limitation, the Seller's name and the School's name), servicemarks, copyrights, know-how, Curricula and trade secrets owned by the Seller or used in connection with the operation of the School.]

          "Investment" as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest of any other Person, and (ii) any capital contribution by such Person to any other Person.

          "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

          "Lease" shall have the meaning ascribed to such term in Section
     4.10(b).

          "Leased Facility" shall have the meaning ascribed to such term in
     Section 4.10(b).

          "Legal Requirement" means any foreign, federal, state, local, municipal, administrative or other constitution, law, statute, regulation, rule, ordinance, order, administrative order, principle of common law or treaty to which Seller or Purchaser are subject, as applicable.

          "Letter of Credit" shall have the meaning ascribed to such term in
     Section 2.5(b).

          "Licenses and Permits" shall have the meaning ascribed to such term in
     Section 4.7(b).

          "Material Miscellaneous Contracts" shall have the meaning ascribed to such term in Section 4.11.

          "New Lease" shall have the meaning ascribed to such term in Section 3.1(m).

          "Noncompetition Period" shall have the meaning ascribed to such term in Section 6.1.

          "Person" means any individual, general or limited partnership, corporation, association, limited liability company, joint stock company, trust, joint venture, unincorporated organization, labor union, Governmental Authority, or Accrediting Body or other similar entity.

          "Plans" means all employee benefit plans, whether qualified or nonqualified, whether funded or unfunded and whether or not subject to ERISA, affecting employees of the Seller, and all collective bargaining agreements relating to employee benefits affecting employees of the Seller with respect to which the Seller may incur any future or contingent obligations, including, without limitation, all written or oral plans, agreements, arrangements or policies relating to deferred compensation, pensions, profit sharing, retirement income or other benefits, stock purchase and stock option plans, bonus plans, severance arrangements, health benefits, retiree health benefits, insurance benefits and all other employee benefits or fringe benefits, including any employee welfare benefit plans and employee pension benefit plans within the meaning of Sections 3(1) and 3(2) of ERISA, and including any policies, plans or arrangements with respect to provision of or reimbursement of expenses for automobiles, car telephones, club and association memberships, travel and expense reimbursements, employee loans and advances, or other similar benefits.

          "Policy Guidelines" shall have the meaning ascribed to such term in
     Section 4.8.

          "Pre-Closing Financial Aid Irregularities" shall have the meaning ascribed to such term in Section 2.3(b).

          "Prepaid Tuition" means the aggregate, net amount of pre-collected tuition, fees and deposits constituting deferred tuition revenue of the School as of the Closing Date, including without limitation deposits made for future enrollment and National Direct Student Loan Matching Funds.

          "Proceeding" means any action, claim, arbitration, audit, hearing, investigation, inquiry, litigation, suit (whether civil, criminal, administrative, investigative, or informal) or other proceeding commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

          "Purchase Price" shall have the meaning ascribed to such term in
     Section 2.5.

          "Purchaser" shall have the meaning set forth in the first paragraph of this Agreement; provided, that any reference herein to documents or materials delivered or disclosed to Purchaser shall be deemed to include documents or materials delivered to CEC, its Affiliates and their respective authorized agents and representatives.

          "School" shall have the meaning ascribed to such term in the background section to this Agreement.

          "Seller Inadequacy" means any Pre-Closing Financial Aid Irregularity or other Pre-Closing characteristic or condition of the School or Seller.

          "Seller Note" shall have the meaning ascribed to such term in Section 2.5(b).

          "Stockholders" shall have the meaning ascribed to such term in the background section of this Agreement.

          "Student Deposits" means any refundable deposits made with the Seller by students.

          "Subsidiary" means any entity of which the securities having a majority of the ordinary voting power are, at the time as of which any determination is being made, owned by Seller either directly or through one or more Subsidiaries.

          "Taxes" means all taxes, levies or other like assessments, charges or fees, including, without limitation income, gross receipts, excise, property (including, without limitation, any special assessments), sales, license, payroll and franchise or other taxes imposed by any Governmental Authority on Seller and/or any of its business activities; and such term shall include any interest, penalties or additions or other amounts payable in connection with any Taxes.

          "Title IV" means Chapter 28, Subchapter IV of the Higher Education Act of 1965, as amended, 20 U.S.C.A (S) 1070, and any amendments or successor statutes thereto.

          "Title IV Programs" means any program of student financial assistance administered pursuant to Title IV.

          "Threshold Amount" shall have the meaning ascribed to such term in
     Section 2.2(a).

          "Tradename" shall have the meaning ascribed to such term in Section 4.12(a).